Exhibit 10.9

Execution Version

Citibank, N.A.

Corporate Equity Derivatives

390 Greenwich Street, 3rd Floor

New York, NY 10013

February 5, 2020

To:	Integra LifeSciences Holdings Corporation
1100 Campus Road
Princeton, NJ 08540
Attention: Treasurer
Telephone No.: (609) 275-0500
Facsimile No.: (609) 750-4264

Re:	Additional Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Citibank, N.A. (“Dealer”) and Integra LifeSciences Holdings Corporation (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement evidence a binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior written or oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated February 4, 2020 (the “Offering Memorandum”) relating to the 0.50% Convertible Senior Notes due 2025 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 500,000,000 (as increased by an aggregate principal amount of USD 75,000,000 pursuant to the exercise by the Initial Purchasers (as defined herein) of their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture to be dated February 7, 2020 between Counterparty and Citibank, N.A., as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 10.01(j) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 14.07 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation (other than as provided in Section 10(j)(ii) below) unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date and (ii) (a) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of the shareholders’ equity of Dealer, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”) and (d) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or the Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their affiliates, the Transactions shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their affiliates and amounts due under the Agreement shall not be subject to any right of set-off under any such other agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	February 5, 2020

Effective Date:	The second Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “IART”).

Number of Options:	75,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	20%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 13.5739.

Strike Price:	USD 73.6708

Premium:	USD 2,719,500

Premium Payment Date:	February 7, 2020

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 14.04(h) and Section 14.03 of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 14.02(b) of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Note for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 14.13 of the Indenture.

Free Convertibility Date:	February 15, 2025

Expiration Time:	The Valuation Time

Expiration Date:	August 15, 2025, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date in respect of which a Conversion Notice that is effective as to Counterparty has been delivered by the relevant converting Holder, a number of Options equal to (i) the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated February 4, 2020 between Dealer and Counterparty (the “Base Call Option Confirmation”), shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty or the Trustee (or other agent authorized by Counterparty and previously identified to Dealer by Counterparty in writing) on behalf of Counterparty (each, an “Authorized Agent”) has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below. If an Authorized Agent provides any Notice of Exercise to Dealer, Dealer shall be entitled to rely on the accuracy of such Notice of Exercise without any independent investigation, and the contents of such notice shall be binding on Counterparty.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options on any Conversion Date, Counterparty or an Authorized Agent on behalf of Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised (the “Notice Deadline”) of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options (if the Relevant Settlement Method is other than Net Share Settlement), and (iv) if the settlement method for the related Convertible Notes is not Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”); provided that in respect of any Options for which the relevant “Settlement Averaging Period” would be set forth in clause (iii) of such definition, (A) such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying the information required in clauses (iii) and, if applicable, (iv) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes.

Notwithstanding the foregoing, any Notice of Exercise or Notice of Final Settlement Method and the related automatic exercise of the related Options shall be effective if given after the Notice Deadline but prior to 5:00 p.m. (New York City time) on the fifth Scheduled Valid Day following such Notice Deadline and, in respect of any Options in respect of which such notice is delivered after the relevant Notice Deadline pursuant to this sentence, the Calculation Agent shall have the right (i) to postpone the Settlement Date and (ii) to adjust the number of Shares and/or amount of cash deliverable by Dealer with respect to such Options in a commercially reasonable manner as appropriate to reflect the additional costs (including, but not limited to, commercially reasonable hedging mismatches and market losses and gains) and commercially reasonable expenses incurred by Dealer in connection with commercially reasonable hedging activities (including the unwinding of any commercially reasonable hedge position) as a result of Dealer not having received such notice on or prior to such Notice Deadline.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended past the close of trading for the regular trading session for the Exchange, the Calculation Agent shall determine the Valuation Time in its commercially reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 14.02(a)(iv)(A) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 14.02(a)(iv)(B) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)  Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Make-Whole Adjustment:	Notwithstanding anything to the contrary herein, in respect of any exercise of Options relating to a conversion of Convertible Notes for which additional Shares will be added to the “Conversion Rate” (as defined in the Indenture) as determined pursuant to Section 14.03 of the Indenture, the Daily Option Value shall be calculated as if the Option Entitlement included the Applicable Percentage of the number of such additional Shares as determined with reference to the adjustment set forth in such Section 14.03 of the Indenture; provided that if the sum of (i) the product of (a) the number of Shares (if any) deliverable by Dealer to Counterparty per exercised Option and (b) the Applicable Limit Price on the Settlement Date and (ii) the amount of cash (if any) payable by Dealer to Counterparty per exercised Option would otherwise exceed the amount per Option, as determined by the Calculation Agent, that would be payable by Dealer under Section 6 of the Agreement if (x) the relevant Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction was the sole Affected Transaction and Counterparty was the sole Affected Party and (y) Section 14.03 of the Indenture were deleted, then each Daily Option Value shall be proportionately reduced to the extent necessary to eliminate such excess.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid or payable to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered or deliverable to the Holder of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page IART <equity> (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page IART <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in good faith and in a commercially reasonable manner using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option:

(i) subject to clause (ii), if the related Conversion Date occurs prior to the Free Convertibility Date, the 40 consecutive Valid Days commencing on, and including, the second Valid Day following such Conversion Date; provided that if the Notice of Exercise for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 80 consecutive Valid Day period commencing on, and including, the second Valid Day immediately following such Conversion Date;

(ii)  if the related Conversion Date occurs on or following the delivery of the relevant redemption notice to holders of the Convertible Notes under the Indenture, the 40 consecutive Valid Days commencing on, and including, the 41st Scheduled Valid Day immediately prior to the redemption date; provided that if the Notice of Exercise for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 80 consecutive Valid Day period commencing on, and including, the second Valid Day immediately following such Conversion Date; or

(iii)  subject to clause (ii), if the related Conversion Date occurs on or following the Free Convertibility Date, the 40 consecutive Valid Days commencing on, and including, the 41st Scheduled Valid Day immediately prior to the Expiration Date; provided that if the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 80 consecutive Valid Days commencing on, and including, the 81st Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment pursuant to the Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price”, “Daily VWAP,” “Daily

Conversion Value” or “Daily Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of the first paragraph of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent, acting in good faith and in a commercially reasonable manner, shall make a corresponding and equivalent adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction as determined by reference to the Dilution Adjustment Provisions, to the extent an adjustment is required pursuant to the Indenture.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i) if the Calculation Agent, acting in reasonable good faith and in a commercially reasonable manner disagrees with any adjustment pursuant to the terms of the Indenture that is the basis of any adjustment hereunder and that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture, Section 14.07 of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture)

was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make a commercially reasonable adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event;

(ii)  in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 14.04(b) of the Indenture or Section 14.04(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 14.04(b) of the Indenture) or “SP0” (as such term is used in Section 14.04(c) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the commercially reasonable costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Dealer in connection with commercially reasonable hedging activities customary for transactions of this type (subject to the requirements set forth under “Hedging Adjustments” below) as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii)  if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the commercially reasonable costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable expenses incurred by Dealer in connection with commercially reasonable hedging activities customary for transactions of this type (subject to the requirements set forth under “Hedging Adjustments” below) as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Sections 14.04(a), (b), (c), (d) and (e) and Section 14.05 of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 14.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.

Consequences of Merger Events / Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding and equivalent adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply in Dealer’s commercially reasonable discretion.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iv) adding the words “provided that, in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied in the same manner by Dealer to all of its similarly situated counterparties and/or similar transactions” after the semi-colon in the last line thereof.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)  Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer. All calculations by Determining Party shall be made in good faith and in a commercially reasonable manner. Following any calculation by Determining Party hereunder, upon written request by Counterparty, Determining Party will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation; provided, however, that in no event will Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Hedging Adjustments:	For the avoidance of doubt, whenever the Determining Party or the Calculation Agent is permitted to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event (other than, for the avoidance of doubt, any adjustment that is required to be made by reference to the Indenture), the Determining Party or the Calculation Agent, as the case may be, shall make such adjustment by reference to the effect of such event on Dealer assuming that Dealer maintains a commercially reasonable hedge position.

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer; provided that following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the first date the Calculation Agent fails to timely make such calculation, adjustment or determination or to perform such obligation, as the case may be, and ending on the earlier of the Early Termination Date with respect to such Event of Default and the date on which such Event of Default is no longer continuing, as the Calculation Agent and the parties shall work in reasonable good faith to execute any appropriate documentation required by such replacement Calculation Agent.

All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon written request by Counterparty, the Calculation Agent will promptly (and in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a written summary and a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation (including any quotations, market data or information from internal or external sources, and any assumptions, used in making such determination or calculation); provided, however, that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it.

5.	Account Details.

(a)	Account for payments to Counterparty:

Bank:                 Bank of America

Wire ABA#       026009593

Acct No.:           3756327238

Beneficiary:       Integra LifeSciences Corp

Ref:                   BOFAUS3N

Account for delivery of Shares to Counterparty:

Acct ID: 00178015

Company ID: 00547484

CUSIP: 457985AH2 or 457985AG4

(b)	Account for payments to Dealer:

Bank:                 Citibank NA New York

ABA#:               CITIUS33 (or ABA: 021000089)

F/O:                   Citibank New York

A/C:                   00167679

Ref:                   NY Swap Operations

Account for delivery of Shares from Dealer:

Citigroup Inc.

DTC: 0505

Account: 768-08121-2-5

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: New York

7.	Notices.

(a)	Address for notices or communications to Counterparty:

Integra LifeSciences Holdings Corporation

1100 Campus Road

Princeton, NJ 08540

Attention:                 Treasurer

Telephone No.:        (609) 275-0500

Facsimile No.:         (609) 750-4264

(b)	Address for notices or communications to Dealer:

Citibank, N.A.

390 Greenwich Street, 3rd Floor

New York, NY 10013

Attention:              Equity Derivatives

Telephone No.:     (212) 723-5770

Email:	eq.us.corporates.middle.office@citi.com; eq.us.ses.notifications@citi.com; richard.duffield@citi.com; adam.muchnick@citi.com; yin.wu@citi.com; theodore.finkelstein@citi.com

8.	Mutual Representations.

Each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(a)

It is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(b)	It is a “qualified institutional buyer” as defined in Rule 144A under Securities Act.

(c)

(i) It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (ii) it is not relying on any communication (written or oral) of the other party or any of the other party’s affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (iii) no communication (written or oral) received from the other party or any of the other party’s affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

9.	Representations and Warranties of Counterparty.

Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)

Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated by any subsequent filings, to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)

No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)

Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(f)

To the Counterparty’s knowledge, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(g)

Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(h)

The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

10.	Other Provisions.

(a)

Opinions. On the Premium Payment Date, Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to (i) valid existence of Counterparty, (ii) due authorization, execution, delivery and enforceability of this Confirmation and (iii) no conflict of the Transaction with applicable federal laws of the United States or laws of the State of New York or a list of identified contracts. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 74.1 million (in the case of the first such notice) or (ii) thereafter more than 7.9 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or expects to be a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)

Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)

No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)

Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)

With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 10(b) or any obligations under Section 10(o) or 10(t) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)

After any transfer or assignment, Dealer shall not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer or assignment except to the extent that the greater amount is due to a Change in Tax Law after the date of such transfer or assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)

Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to confirm that the transfer and assignment meet the requirements of clauses (D) and (E); and

(G)	Counterparty shall be responsible for all commercially reasonable costs and expenses, including commercially reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may, transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent, to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent, or (B) with Counterparty’s consent (which consent shall not be unreasonably withheld or delayed), to any other recognized dealers in transactions of the same type as the Transaction with a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that either (x) the transferee in any such transfer is a “dealer in securities” within the meaning of Section 475(c)(1) of the Code or (y) the transfer does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code; and provided further that (I) Dealer shall provide prompt written notice to Counterparty following any such transfer and (II) (a) after any such transfer or assignment Counterparty will not, as a result of any withholding or deduction made by the transferee or assignee as a result of any Tax, receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as such withholding or deduction) a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer or assignment except to the extent such withholding or deduction is due to a change in law after such transfer or assignment, (b) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment except to the extent such obligation results from a change in law after the transfer or assignment and (c) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to make any necessary determinations pursuant to clauses (II)(a) and (b) of this proviso. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions) no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions) following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 10(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation of Shares with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its commercially reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could reasonably be expected to give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its commercially reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates (each, a “Dealer Designated Affiliate”) to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations; provided, that such Dealer Designated Affiliate shall comply with the provisions of the Transaction in the same manner as Dealer would have been required to comply. Dealer shall be discharged of its obligations to Counterparty to the extent such Dealer Designated Affiliate fully performs the obligations designated by Dealer to such Dealer Designated Affiliate under this Section 10(e)(iii).

(f)

Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)

in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)

the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)

if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Reserved.]

(h)	[Reserved.]

(i)	[Reserved.]

(j)	Additional Termination Events.

(i)

Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture, and such event of default results in the Convertible Notes being declared, or becoming, due and payable, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii)

Notwithstanding anything to the contrary in this Confirmation, the occurrence of an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend (other than, in each case, any amendment or supplement (x) pursuant to Section 10.01(j) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 14.07 of the Indenture), in each case, without the consent of Dealer.

(iii)

Promptly (and in any event within five Exchange Business Days) following any repurchase and cancellation of Convertible Notes, including without limitation pursuant to Section 15.02 of the Indenture in connection with a “Fundamental Change” (as defined in the Indenture), or pursuant to Section 16.01 of the Indenture, Counterparty shall notify Dealer in writing of such repurchase and cancellation and the number of Convertible Notes so repurchased and cancelled (any such notice, a “Repurchase Notice”). Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Repurchase Notice, within the applicable time period set forth in the preceding sentence, and (y) a written representation and warranty by Counterparty that, as of the date of such Repurchase Notice, Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, shall constitute an Additional Termination Event as provided in this Section 10(j)(iii) with respect to the Repurchase Options (as defined below). Upon receipt of any such Repurchase Notice and the related written representation and warranty, Dealer shall promptly designate an Exchange Business Day following receipt of such Repurchase Notice (which in no event shall be earlier than the related settlement date for such Convertible Notes and shall be no later after such settlement date for the relevant repurchase of Convertible Notes than the Calculation Agent determines is reasonably appropriate to permit the calculation of the amount payable in connection with such Additional Termination Event) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of such Convertible Notes specified in such Repurchase Notice minus the number of “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) no adjustment to the “Conversion Rate” (as defined in the Indenture) for the Convertible Notes has occurred pursuant to any Excluded Provision, (4) the corresponding Convertible Notes remaining outstanding as if the circumstances related to the Repurchase Event had not occurred, (5) the relevant Repurchase Event and any adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, and (6) the terminated portion of the Transaction were the sole Affected Transaction. For the avoidance of doubt, any conversion of the Convertible Notes (whether into cash, Shares or any combination thereof) pursuant to the terms of the Indenture (including, without limitation, any induced conversion as the result of an increase in the “Conversion Rate” for the Convertible Notes pursuant to 14.04(h) of the Indenture) shall not constitute a “repurchase and cancellation of the Convertible Notes” as such terms are used in this Section 10(j)(iii), shall not apply to any such conversion of the Convertible Notes.

(iv)

Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth opposite “Notice of Exercise” in Section 2, of any Notice of Exercise in respect of Options that relate to Convertible Notes as to which additional Shares would be added to the Conversion Rate (as defined in the Indenture) pursuant to Section 14.03 of the Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Indenture) shall constitute an Additional Termination Event as provided in this Section 10(j)(iv). Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall in no event be earlier than the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise minus the number of “Make-Whole Conversion Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination (the “Make-Whole Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate (as defined in the Indenture) pursuant to Section 14.03 of the Indenture); provided that the amount of cash payable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Make-Whole Conversion Options, multiplied by (2) the Conversion Rate (as defined in the Indenture, and after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 14.03 of the Indenture), multiplied by (3) the Applicable Limit Price on the settlement date over (II) the aggregate principal amount of such Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner.

(k)	Amendments to Equity Definitions.

(i)

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the Agreement with respect to that Issuer”.

(ii)

Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(iii)

Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection “(B)”, (2) deleting the comma at the end of subsection (A), (3) deleting subsection (C) in its entirety, (4) deleting the word “or” immediately preceding subsection (C) and (5) replacing the words “either party” in the last sentence of such Section with “Dealer”.

(l)

No Setoff. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(m)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 9(e) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property per Share received by holders of all or substantially all Shares (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(n)

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act (other than any such Hedge Shares purchased from the Issuer or an affiliate of the Issuer with a “holding period” less than 6 months (or 12 months if the Issuer does not, at the time of intended sale, meet the requirements of Rule 144(c))), Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and enter into a customary agreement, in form and substance commercially reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), reasonably requested by Dealer.

(p)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(q)

Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its discretion, that such action is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or other relevant market (but only if there is a material decrease in liquidity relative to Dealer’s commercially reasonable expectations on the Trade Date) or to enable Dealer to effect purchases of Shares in connection with commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that in no event shall Dealer have the right to so postpone or add any Valid Day(s) or any such other date beyond the 40th Valid Day immediately following the last Valid Day of the relevant Settlement Averaging Period (determined without regard to this 10(q)).

(r)

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)

promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of (x) the weighted average of the types and amounts of consideration received by holders of Shares upon consummation of such Merger Event or (y) if no holders of Shares affirmatively make such election, the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)

(A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the terms of the Convertible Notes as set forth in the Indenture in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.

(u)

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(v)

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(w)

Early Unwind. In the event the sale of the “Option Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 10(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(x)

Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(y)	Tax Matters.

(i)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)

HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iii)

Tax Documentation. For the purpose of Section 4(a)(i) and (ii) of the Agreement, Counterparty shall provide to Dealer, and Dealer shall provide to Counterparty, a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided has become obsolete or incorrect. Additionally, Counterparty or Dealer shall, promptly upon reasonable request by the other party, provide such other tax forms and documents reasonably requested by the other party.

(iv)	Tax Representations.

(A)

For the purpose of Section 3(f) of the Agreement, Counterparty is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware. Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii). For the purpose of Section 3(f) of the Agreement, Dealer is a U.S. person (as that term is defined in Section 7701(a)(30) of the Code and used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes..

(B)

For purposes of Section 3(e) of the Agreement, each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or any amount treated as interest for U.S. federal income tax purposes) to be made by it to the other party under the Agreement or this Confirmation. In making this representation, it may rely on (i)

the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement (but replacing in Section 3(f) the word “Schedule” with the word “Confirmation”) and Section 10(y) of this Confirmation, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement or Section 10(y)(iii) of this Confirmation and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement or Section 10(y)(iii) of this Confirmation and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement (but replacing in Section 3(f) the word “Schedule” with the word “Confirmation”), except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(z)	U.S. QFC Mandatory Contractual Requirements.

(i)

Limitation on Exercise of Certain Default Rights Related to a Dealer Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 9(dd)(ii), Counterparty shall not be permitted to exercise any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that is related, directly or indirectly, to a Dealer Affiliate becoming subject to an Insolvency Proceeding.

(ii)

General Creditor Protections. Nothing in Section 9(dd)(i) shall restrict the exercise by Counterparty of any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that arises as a result of:

(A)	Dealer becoming subject to an Insolvency Proceeding; or

(B)

Dealer not satisfying a payment or delivery obligation pursuant to (x) this Confirmation or any other Relevant Agreement, or (y) another contract between Dealer and Counterparty that gives rise to a Default Right under this Confirmation or any other Relevant Agreement.

(iii)

Burden of Proof. After a Dealer Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to this Confirmation or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

(iv)	General Conditions

(A)	Effective Date. The provisions set forth in this Section 9(dd) will come into effect on the later of the Applicable Compliance Date and the date of this Confirmation.

(B)

Prior Adherence to the U.S. Protocol. If Dealer and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Confirmation and shall replace the terms of this Section 9(dd). For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and the Agreement shall be deemed to be a Protocol Covered Agreement.

(C)

Subsequent Adherence to the U.S. Protocol. If, after the date of this Confirmation, both Dealer and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 9(dd).

(v)	Definitions. For the purposes of this Section 9(dd), the following definitions apply:

“Applicable Compliance Date” with respect to this Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Credit Enhancement” means, with respect to this Confirmation or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Dealer or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Dealer Affiliate” means, with respect to Dealer, a BHC Affiliate of that party.

“Default Right” means, with respect to this Confirmation (including the Transaction) or any other Relevant Agreement, any:

(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(iii) solely with respect to Section 9(dd), does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDIC Rule and the OCC Rule shall be construed, with respect to Dealer, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means this Confirmation (including the Transaction) and any Credit Enhancement relating hereto or thereto.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Very truly yours,

CITIBANK, N.A.

By:	/s/ Herman Hirsch
Authorized Signatory
Name:Herman Hirsch

Accepted and confirmed

as of the Trade Date:

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	/s/ Peter J. Arduini
Authorized Signatory
Name:Peter J. Arduini

[Signature Page to Additional Bond Hedge Confirmation]